Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS ANNOUNCES NAFUS

TO RETIRE FROM BOARD

ENGLEWOOD, Colo. (August 29, 2012) — CSG Systems International, Inc., (NASDAQ: CSGS), a global provider of software- and services-based business support solutions, announced today that Ed Nafus is retiring from its board of directors effective September 30, 2012.

Nafus joined CSG in 1998 and held several executive positions, including chief executive officer and president from 2005 through 2007. Nafus joined the board in 2005 with his appointment as CEO and president.

“Ed has been an important contributor to CSG’s success having served in both key leadership roles in the company and as a member of the board,” said Don Reed, chairman of the board of directors for CSG Systems. “We are deeply indebted to Ed for his distinguished service and dedication to advancing the company.”

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, DISH Network, France Telecom, MasterCard, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 25 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com